Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Francis M. Rowan
Linens ‘n Things
(973) 815-2929
frowan@lnt.com

Linens ‘n Things Reports First Quarter 2007 Financial Results

Clifton, NJ — May 15, 2007 — Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer known as “Linens ‘n Things,” today reported its financial results for the first quarter ended March 31, 2007.

The Company reported total net sales of $571.6 million for the quarter, a 3.6% decrease over the same quarter in 2006.  This decrease in net sales resulted from a comparable store sales decline of 5.2% for the quarter, partially offset by the opening of new stores.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization.  As part of its reporting, it also presents Adjusted EBITDA, which excludes the impact of transaction expenses from the February 2006 acquisition of Linens ‘n Things, Inc., and other non-recurring or non-cash expenses, and normalizes occupancy costs for certain purchase accounting and rent-related adjustments.  For the quarter, the Company generated Adjusted EBITDA of negative $33.0 million compared to Adjusted EBITDA of negative $2.7 million in the first quarter of 2006.  First quarter Adjusted EBITDA was impacted negatively by the lower sales results and a decrease in gross margin.  The lower year-over-year gross margin performance for the quarter was driven by a sales mix shift towards the lower margin housewares categories.

The Company generated a net loss for the first quarter of 2007 of $58.2 million compared with a net loss of $65.5 million in the first quarter of 2006.

“While first quarter results are disappointing, we continue to remain committed to our long-term turnaround strategy,” said Robert DiNicola, Chairman and Chief Executive Officer.  “We believe that by instituting the proper merchandising and marketing strategies we will generate improved customer traffic and better product sell-through, which will result in an increase in sales productivity.  We continue to work on making Linens ‘n Things a more compelling store to shop, and we believe our efforts will become even more apparent to our guests in the coming quarters,” Mr. DiNicola added.

For the first quarter, the Company used cash from operating activities of $147.1 million, ending the quarter with an asset-based revolver balance of $192.6 million, cash on hand of $8.6 million and excess availability under its revolving credit facility of $254.1 million.  The use of cash in the first quarter primarily reflects customary seasonal working capital requirements during this lower-volume selling period.  For the first quarter of 2007, the Company had capital expenditures of $11.6 million compared with $22.0 million during the prior year period.

The Company has obtained a commitment from the U.S. administrative agent under the credit facility, UBS AG, and its affiliates for a $100.0 million increase in the credit facility, which will increase the maximum availability (subject to having a sufficient borrowing base) from $600.0 million to $700.0 million.  The Company expects the increase to be effective before the end of the second quarter of 2007.

During the first quarter of 2007, the Company opened two stores and closed zero stores as compared with opening seven stores and closing zero stores during the first quarter of 2006.  Store square footage increased approximately 3.8% to 19.0 million at March 31, 2007 compared with 18.3 million at April 1, 2006.

Conference Call Details

The Company will host a conference call to report the first quarter 2007 financial results on May 15, 2007 at 12:00 pm ET.  To listen to this call, dial: 1-888-694-4702, conference ID 8779025.  Following the completion of the call, a replay will be available through June 5, 2007 by dialing 1-877-519-4471, passcode 8779025.  A webcast of the call will be available on www.lnt.com through June 5, 2007.

Linens ‘n Things, with 2006 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of March 31, 2007, Linens ‘n Things operated 573 stores in 47 states and six provinces across the United States and Canada.  More information about Linens ‘n Things can be found online at www.lnt.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information.  As a general matter, forward-looking statements are those focused upon future or anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature.  The words “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would” and “could,” often identify forward-looking statements.  The Company believes there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain, and we may not realize our expectations and our beliefs may not prove correct. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. The Company’s actual results and future financial condition may differ materially from those described or implied by any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions; changes in the retailing environment and consumer spending habits; inclement weather and natural disasters; competition from existing and potential competitors; the amount of merchandise markdowns; loss or retirement of key members of management; increases in the costs of borrowings and unavailability of additional debt or equity capital; impact of our substantial indebtedness on our operating income and our ability to grow; the cost of labor; labor disputes; increased healthcare benefit costs; and other costs and expenses.  This list of factors is not intended to be exhaustive.

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Thirteen Weeks Ended March 31, 2007	February 14, 2006 to April 1, 2006	January 1, 2006 to February 13, 2006
	(Successor Entity)	(Successor Entity)	(Predecessor Entity)

Net sales	$571,560	$307,845	$284,971
Cost of sales, including buying and distribution costs	358,076	189,068	180,675

Gross profit	213,484	118,777	104,296
Selling, general and administrative expenses	282,936	137,560	175,424

Operating loss	(69,452)	(18,783)	(71,128)

Interest income	(155)	(86)	(668)
Interest expense	24,162	9,987	—

Interest expense (income), net	24,007	9,901	(668)

Other (income) expense, net	(873)	201	(1,286)

Loss before benefit for income taxes	(92,586)	(28,885)	(69,174)
Benefit for income taxes	(34,412)	(11,313)	(21,270)

Net loss	$(58,174)	$(17,572)	$(47,904)

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Successor Entity
	March 31, 2007	December 30, 2006	April 1, 2006
			(Restated)
Assets
Current assets:
Cash and cash equivalents	$8,565	$12,526	$15,033
Accounts receivable	35,538	37,063	42,646
Inventories	829,558	793,002	827,779
Prepaid expenses and other current assets	17,191	15,308	66,676
Current deferred taxes	16,093	16,815	1,258

Total current assets	906,945	874,714	953,392
Property and equipment, net	509,740	530,829	601,805
Identifiable intangible assets, net	148,152	150,044	159,979
Goodwill	270,134	267,830	265,814
Deferred financing costs and other noncurrent assets	42,147	34,517	36,089

Total assets	$1,877,118	$1,857,934	$2,017,079

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$191,916	$204,760	$210,423
Accrued expenses and other current liabilities	206,132	241,911	214,392
Current deferred taxes	—	—	3,880
Short-term borrowings	—	—	81,537

Total current liabilities	398,048	446,671	510,232
Senior secured notes and other long-term debt	844,640	689,876	652,123
Noncurrent deferred income taxes	98,127	125,977	181,916
Other long-term liabilities	47,916	50,667	42,624

Total liabilities	1,388,731	1,313,191	1,386,895

Total shareholders’ equity	488,387	544,743	630,184

Total liabilities and shareholders’ equity	$1,877,118	$1,857,934	$2,017,079

LINENS HOLDING CO. and SUBSIDIARIES (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor Entity		Predecessor Entity
	Thirteen Weeks Ended March 31, 2007	February 14, 2006 to April 1, 2006	January 1, 2006 to February 13, 2006
		(Restated)
Cash flows from operating activities:
Net loss	$(58,174)	$(17,572)	$(47,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,916	15,022	12,642
Deferred income taxes	(35,325)	(6,968)	(6,725)
Share-based compensation	572	709	12,484
Amortization of deferred financing charges	2,809	630	43
Loss on disposals of property and equipment	16	73	—
Changes in assets and liabilities, net of effect of acquisition:
Decrease (increase) in accounts receivable	1,551	3,157	(2,240)
Increase in inventories	(35,908)	(8,711)	(31,886)
Increase in prepaid expenses and other current assets	(1,786)	(37,104)	(12,153)
Decrease in identifiable intangible assets and other noncurrent assets	33	508	9,580
(Decrease) increase in accounts payable	(13,162)	(21,416)	12,010
Decrease in accrued expenses and other liabilities	(39,673)	(18,944)	(7,807)

Net cash used in operating activities	(147,131)	(90,616)	(61,956)

Cash flows from investing activities:
Acquisition of the Predecessor Entity, net of cash acquired(1)	—	(1,205,502)	—
Additions to property and equipment	(11,587)	(11,072)	(10,956)

Net cash used in investing activities	(11,587)	(1,216,574)	(10,956)

Cash flows from financing activities:
Issuance of common stock to Linens Investors LLC and others	—	650,000	—
Issuance of floating rate notes	—	650,000	—
Financing and direct acquisition costs	(56)	(59,254)	—
Federal tax benefit from common stock issued under stock incentive plans	—	—	4,298
Net increase in borrowings under revolving credit facility	154,780	81,556	—
Decrease in treasury stock	—	—	674
Payments on mortgage note	(15)	(5)	(10)

Net cash provided by financing activities	154,709	1,322,297	4,962

Effect of exchange rate changes on cash and cash equivalents	48	(74)	125
Net (decrease) increase in cash and cash equivalents	(3,961)	15,033	(67,825)
Cash and cash equivalents at beginning of period	12,526	—	158,158

Cash and cash equivalents at end of period	$8,565	$15,033	$90,333

(1)             In connection with the Merger, net cash settlements of approximately $20.0 million and $4.4 million for stock options and restricted stock units, respectively, are included in “Acquisition of the Predecessor Entity, net of cash acquired.”

Net loss reconciliation to EBITDA and Adjusted EBITDA

LNT defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA adjusted to exclude the additional items described in the following table.

The Company presents EBITDA and Adjusted EBITDA because it considers them as useful analytical tools for measuring its ability to service its debt and generate cash for other purposes. EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is presented as additional information because management uses Adjusted EBITDA to evaluate the operating performance of the Company. Management also believes that Adjusted EBITDA is a meaningful measurement that is commonly used by investors, security analysts and others to measure the Company’s operating performance.  EBITDA and Adjusted EBITDA may differ from other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

For the thirteen weeks ended March 31, 2007 and April 1, 2006, the following table presents EBITDA reconciled to the Company’s net loss for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.

LINENS HOLDING CO. (AND PREDECESSOR)

(In thousands)

(Unaudited)

	Thirteen Weeks	Thirteen Weeks
	Ended	Ended
	March 31, 2007	April 1, 2006
Net loss	$(58,174)	$(65,476)
Benefit for income taxes	(34,412)	(32,583)
Interest expense, net	24,007	9,233
Depreciation and amortization	31,916	27,664

EBITDA	(36,663)	(61,162)

Non-cash rent expense (a)	2,980	2,216
Non-cash lease transactions (b)	(616)	(203)
Non-cash landlord allowance amortization (c)	(303)	(3,053)
Cash landlord allowances received (d)	1,012	2,331

EBITDA after rent related adjustments	(33,590)	(59,871)

Transaction expenses (e)	—	31,730
Non-cash fixed asset write-off (f)	16	287
Non-cash stock based compensation (g)	—	3,179
Write-down of aged inventory (h)	—	10,313
Accelerated payment of stock options (i)	—	9,305
Stock option expense (j)	572	706
Executive severance (k)	21	1,692

Adjusted EBITDA	$(32,981)	$(2,659)

(a)             Represents the straight-line effect of scheduled rent increases over the expected lease term.

(b)            Represents non-cash unfavorable lease amortization for leases valued below market as a result of the acquisition of the Company by Apollo Management.

(c)             Non-cash landlord allowance amortization represents the amortization of cash allowances received from landlords at inception of leases. Non-cash landlord allowance amortization has the effect of reducing rent.

(d)            Represents cash allowances received from landlords at inception of leases.

(e)             Transaction costs represent legal and other merger related expenses.

(f)               Represents the non-cash disposal of fixed assets for locations that have closed.

(g)            Represents non-cash compensation expense related to prior restricted stock grants.

(h)            Charges related to change in reserves for markdowns on non-productive and aged inventory.

(i)                Represents acceleration of compensation expense related to stock option grants as a result of the acquisition of the Company by Apollo Management.

(j)                Represents stock compensation expense related to stock option grants under SFAS 123R.

(k)             Charges related to severance for a former executive coupled with individuals effected under the Company’s cost containment initiative.